Exhibit 21.1

Subsidiaries of Sinda Ltd.

Name of Subsidiary	Jurisdiction of Incorporation or Organization

Sinda LLC SNDA Holding, S. de R.L. de C.V. SNDA Exploración, S. de R.L. de C.V.	Delaware (United States) Mexico Mexico